Exhibit 10.2  Form of Letter Agreement B

                         Letter Agreement

Princeton Media Group, Inc. (the "Company")  Date:

Dear Sirs:

     This letter shall constitute my Notice of Conversion of all Series D and/or Series E Convertible Preferred Stock and all Convertible Debentures of the Company held by me, in accordance with the following terms:

     1.   Any previous Notice of Conversion by me is hereby superseded.

     2.   The number of shares issuable upon conversion shall be [       ],
which number was determined with reference to my Total Dollar Amount, which
equals $[       ].

     3. All common stock issuable upon conversion (the "Common Shares") shall b e delivered by the Company without any restrictive legend directly to a foreign securities broker who is neither a U.S. Person as defined in Regulation S nor a U.S. domiciliary (the "Agent") mutually agreed upon by me and the Company to be held for my benefit by the Agent.

     4. The conversion noticed hereby shall be effectuated according to the following schedule: (a) 7% of the Common Shares shall be issued on my behalf to the Agent during the week which is the sixth full week after full execution of this Letter Agreement; (b) an additional 7% shall be issued during each week thereafter for a consecutive 12 week period; and (c) the remaining 9% shall be issued during the next week thereafter (the last day of such week, the "End Date").

     5. For purposes of this paragraph 5, Return shall mean the amount of cash proceeds from sales of my Common Shares (if any) plus any unsold Common Shares, which unsold shares shall be valued at the 5-day average closing bid price for the week of issuance of such shares. The Agent shall deliver to me all cash proceeds from sales of my Common Shares within ten (10) days after the date of each respective sale. If the Agent fails to timely deliver to me sale proceeds as set forth in the foregoing sentence, then the Company shall suspend all further issuances of shares to the Agent and all shares shall be issued directly to me or my written designee, according to the same schedule as set forth in paragraph 4 above. If the Agent has not delivered to me, within 15 days following the End Date, a Return which equals my Total Dollar Amount, then the Company shall make up any shortfall within twenty (20) days thereafter, either in cash or in common stock of the Company, such shares being valued according to the then most recent 5-day average closing bid price, or any combination thereof; provided, however, that if the Agent has delivered to me, within 15 days following the End Date, a Return which equals at least 70% of my Total Dollar Amount, then the Company shall have a period of thirty (30) days to make up any shortfall, in cash or common stock as set forth above. I acknowledge that I shall not be entitled to any Return exceeding my Total Dollar Amount, but that any such excess shall be forfeited to the Agent.

     6. My signature below shall constitute a reaffirmation as of this date of my Offshore Securities Subscription Agreement with the Company, which is incorporated herein by reference in its entirety. I acknowledge that the 40-day "Restricted Period" with respect to all securities of the Company purchased by me or to be delivered to me pursuant to my Preferred Stock or Convertible Debentures, including securities to be delivered pursuant to this Notice of Conversion, will commence this date, due to such reaffirmation.

     7. I further, on behalf of myself and my representatives, heirs and assigns, do hereby release, acquit, and forever discharge the Company and its successors and assigns, its agents, servants, directors, officers, stockholders, employees, divisions, subdivisions, subsidiaries, and affiliates, of and from any and all past and present claims, counterclaims, demands, actions, causes of action, liabilities, damages, costs, loss of services, expenses, compensation, third-party actions, suits at law or in equity, of every nature and description, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, real or imaginary, and whether arising at law or in equity, under the common law, state or federal law, or any other law, or otherwise, except, however, those obligations of the Company pursuant to the Series D and E Convertible Preferred Stock or Convertible Debentures of the Company held by me, taking into account this Agreement.

     8. The Company, on behalf of itself and its successors and assigns, its agents, servants, directors, officers, stockholders, employees, divisions, subdivisions, subsidiaries, and affiliates, does hereby release, acquit, and forever discharge me and my representatives, heirs and assigns, of and from any and all past and present claims, counterclaims, demands, actions, causes of action, liabilities, damages, costs, loss of services, expenses, compensation, third-party actions, suits at law or in equity, of every nature and description, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, real or imaginary, and whether arising at law or in equity, under the common law, state or federal law, or any other law, or otherwise.

Witness:                           Signature of Stockholder:



Print Name:                             Print Name:



Witness:                           Signature of Joint Owner, If Any:



Print Name:                             Print Name:



Princeton Media Group, Inc. hereby agrees to the terms set forth above. Princeton Media Group, Inc.

By: